UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2016 (December 6, 2016)

Bill Barrett Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado		80202
(Address of principal executive office)		(Zip Code)

(303) 293-9100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On December 6, 2016, Bill Barrett Corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the several underwriters named therein (the “Underwriters”) in connection with the issuance and sale of 13,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) in a public offering.  The closing of the sale of the Shares occurred on December 12, 2016, at a purchase price per share paid to the Company of $7.0855 (the offering price to the public of $7.40 per share minus the Underwriters’ discount of $0.3145 per share).  Pursuant to the Underwriting Agreement, the Company granted the Underwriters an option to purchase up to an additional 2,025,000 Shares for a period of 30 days from the date of the Underwriting Agreement.  On December 8, 2016, the Underwriters exercised in full their option to purchase 2,025,000 additional shares, bringing the total offering to 15,525,000 shares. The net proceeds from the offering will be approximately $109.7 million, after deducting the underwriting discount and other offering expenses payable by the Company.

The Shares were offered and sold pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-205230), previously filed with the Securities and Exchange Commission.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make due to any such liabilities.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the Underwriting Agreement has been included as an exhibit to this report to provide security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made solely for purposes of the offering described above and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibits

1.1	Underwriting Agreement, by and between Bill Barrett Corporation and J.P Morgan Securities LLC, dated as of December 6, 2016.
5.1	Opinion of Davis, Graham & Stubbs LLP.
23.1	Consent of Davis, Graham & Stubbs (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 12, 2016	BILL BARRETT CORPORATION

		By:	/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen
Senior Vice President - General Counsel; and Secretary